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EXHIBIT 9.1       FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "Agreement") is entered into on January 8, 2004, by and between Sky Financial Group, Inc., a financial holding company and an Ohio corporation ("Sky"), and ______________________, a resident of the State of Ohio (the "Control Shareholder").

         WHEREAS, the Control Shareholder owns _____ Common Shares, without par value (the "Common Shares"), of Second Bancorp Inc., an Ohio corporation and the bank holding company of Second National Bank of Warren ("SBI") (all shares of such stock now owned and which may hereafter be acquired by the Control Shareholder prior to the termination of this Agreement, except Common Shares held by the Control Shareholder in a fiduciary capacity, shall be referred to herein as the "Control Shares"); and

         WHEREAS, Sky and SBI propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that SBI will merge with and into Sky pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE 1
                            VOTING OF CONTROL SHARES

         1.1 Voting Agreement. The Control Shareholder hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of SBI, however called, and in any action by consent of the shareholders of SBI, the Control Shareholder shall vote the Control Shares: (i) in favor of the Merger and the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between SBI and any person or entity other than Sky, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SBI under the Merger Agreement or that would result in any of the conditions to the obligations of SBI under the Merger Agreement not being fulfilled.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         The Control Shareholder hereby represents and warrants to Sky as follows:

         2.1 Authority Relative to this Agreement. The Control Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Control Shareholder and constitutes a legal, valid and binding obligation of the Control Shareholder, enforceable against the Control Shareholder in accordance with its terms.

         2.2      No Conflict.

                  (a) The execution and delivery of this Agreement by the Control Shareholder do not, and the performance of this Agreement by the Control Shareholder will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Control Shareholder or by which the Control Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Control Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license,

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permit, franchise or other instrument or obligation to which such Control
Shareholder is a party or by which such Control Shareholder or any Control Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Control Shareholder of his, her or its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by the Control Shareholder do not, and the performance of this Agreement by the Control Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

                                    ARTICLE 3
                                  MISCELLANEOUS

         3.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

         3.2 Specific Performance. The Control Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Sky shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         3.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

         3.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

         3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         3.8 Assignments. This Agreement shall not be assigned by operation of law or otherwise.

         3.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         3.10 Fiduciary Duty. Anything in this Agreement to the contrary notwithstanding, this Agreement will not require the Control Shareholder to take any action or omit to take any action if, after consultation with independent legal counsel, the Control Shareholder determines in good faith that the action or the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of the Control Shareholder's fiduciary duties under applicable Ohio or federal law and SBI's Articles.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

"CONTROL SHAREHOLDER"                        SKY FINANCIAL GROUP, INC.

                                             /s/ Marty E. Adams

____________________________
Name                                         By: Marty E. Adams
                                             Its: Chairman, President and CEO

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SCHEDULE OF SECOND BANCORP SHAREHOLDERS WITH VOTING AGREEMENTS WITH SKY
FINANCIAL

          NAME:                  NUMBER OF SHARES:
---------------------------      -----------------
Cloyd J. Abruzzo                             6,234

David A. Allen, Jr.                          1,000

Thomas W. Allen                              6,418

John A. Anderson                            19,313

Diane C. Bastic                             17,606

R. L. (Rick) Blossom                        13,091

Lynette M. Cavalier                          1,000

John L. Falatok                              4,670

Myron Filarski                               1,137

Norman C. Harbert                            5,679

William R. Herzog                           28,576

James R. Izant                             435,191

Phyllis J. Izant                           286,781

David L. Kellerman                           4,982

Darryl E. Mast                              10,522

R. Timothy Muhleman                          3,957

John L. Pogue                                2,788

Christopher Stanitz                          9,176

George E. Stouffer                          37,661

Raymond J. Wean, III                         5,696
                                 -----------------
TOTAL                                      901,478
                                 =================

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